                                                                    EXHIBIT 23.3



                                    CONSENT


We hereby consent to the use of our Valuation Statements dated March 29, 1996, relating to the China Seal and Pegasus Seal, our letter dated March 29, 1996, to Sealcraft Operators, Inc. Regarding Valuation Survey Methods and our Condition and Valuation Surveys dated April 9, 1996 to Sealcraft Operators, Inc. on the Hawke Seal, China Seal and Pegasus Seal and all references thereto contained in the Proxy Statement of Seal Fleet, Inc. Prepared in connection with the 1996 Annual Meeting of Stockholders of Seal Fleet, Inc.

DATE:  May 29, 1996


                                             J.F. Moore, Inc.



                                             By:  /s/ J.F. Moore II
                                                ----------------------------
                                                J. F. Moore II
                                                President